Contact	Chris Grandis	Moved on Business Wire
	Director, Media Relations	March 16, 2012
CSC Corporate
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
CSC Corporate
703.641.3000
investorrelations@csc.com

MIKE LAWRIE TO START AS CSC PRESIDENT AND
CHIEF EXECUTIVE OFFICER MARCH 19

FALLS CHURCH, Va. – MARCH 16, 2012 – CSC (NYSE: CSC), a leading global IT services company, announced today that Mike Lawrie will officially begin his post as the company’s president and chief executive officer on March 19, 2012. Lawrie, who has been a member of CSC’s board of directors since February 7, 2012 succeeds Michael W. Laphen, who will retire as the company’s chairman, president and chief executive officer on March 19, 2012.

Rodney F. Chase, a current director on the company’s board is to become non-executive chairman. David Barram, a current director on the company’s board, has been appointed by the board as chairman of the audit committee. Chase and Barram’s appointments are effective March 19, 2012.

“I am eager to begin leading CSC and continuing to engage with our clients, partners and nearly 100,000 employees around the world,” said Lawrie. “There is great potential within CSC to improve operational and financial performance, while continuing to develop and deliver leading edge services and solutions to make our clients’ successful. I look forward to getting started as we build on our heritage, capabilities and client base to achieve the performance and the value CSC is capable of attaining.”

Prior to CSC, Lawrie was chief executive officer of UK-based Misys plc, a leading global IT solutions provider to the financial services industry, from November 2006 to January 2012. Lawrie also served as the executive chairman of Allscripts-Misys Healthcare Solutions, Inc., an industry leader in electronic health record solutions, from October 2008 to August 2010. Prior to that, Lawrie was a general partner with ValueAct Capital, a San Francisco-based private investment firm, from 2005 to 2006. He also served as chief executive officer of Siebel Systems, Inc., the international software and solutions company, from 2004 to 2005. Previously, Lawrie spent 27 years with IBM where he held various leadership positions, including senior vice president and group executive, responsible for sales and distribution of all IBM products and services worldwide; general manager for operations in Europe, the Middle East and Africa; and general manager of Industries for the Asia Pacific. Lawrie is the lead independent, non-executive director of Juniper Networks, Inc., and is also a trustee of Drexel University, Philadelphia. Lawrie holds a B.A. in History from Ohio University and an M.B.A. from Drexel University, Philadelphia.

About CSC
CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 98,000 employees and reported revenue of $16.0 billion for the 12 months ended December 30, 2011. For more information, visit the company’s website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 1, 2011 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.